Exhibit 99.1

World Acceptance Corporation Reports Fiscal 2023 First Quarter Results

GREENVILLE, S.C.--(BUSINESS WIRE)--July 27, 2022--World Acceptance Corporation (NASDAQ: WRLD) today reported financial results for its first quarter of fiscal 2023 and three months ended June 30, 2022.

First quarter highlights

During its first quarter, the World Acceptance Corporation experienced exceptional growth in both loan balances and customer base even while tightening our underwriting at the beginning of the quarter. While this growth initially depresses current earnings due to the day one provisioning for anticipated credit losses under the current accounting standards, it positions the company well for the future as these customers continue to generate revenue over the long term.

Highlights from the first quarter include:

  Unique customer base grew 11.4% from same quarter prior year
  Gross loans outstanding of $1.64 billion, a 34.2% increase from same quarter prior year
  Total revenues of $157.6 million, a 21.5% increase from the same quarter prior year
  Net loss of $8.8 million and adjusted net income of $6.6 million
  Net loss per diluted share of $1.53, and adjusted net income per diluted share of $1.15
  Cash flow from operating activities of $58.2 million over the last three months, a 18.8% increase from FY2022

Portfolio results

Gross loans outstanding increased to $1.64 billion as of June 30, 2022, a 34.2% increase from the $1.22 billion of gross loans outstanding for the period ended June 30, 2021. During the most recent quarter, gross loans outstanding increased 7.8%, or $119.0 million, from Q4 fiscal 2022 compared to an increase of 10.7%, or $118.4 million, in the comparable quarter of the prior year. During the quarter, we saw an increase in borrowing from new, current and former customers that exceeded comparable pre-pandemic volumes. We have seen increased demand for new customer applications since the third quarter of fiscal 2022. The borrowing increase was driven by an increase in applications under tightened underwriting standards initiated during the third quarter of fiscal 2022. Underwriting was tightened further in April for the current fiscal year.

The following table includes the volume of gross loan origination balances, excluding tax advance loans, by customer type for the following comparative quarterly periods:

	Q1 FY 2023	Q1 FY 2022	Q1 FY 2021
New Customers	$75,263,048	$58,956,364	$17,737,020
Former Customers	$110,262,220	$104,117,107	$39,210,936
Refinance Customers	$746,840,769	$595,277,770	$412,496,734

Our customer base increased by 11.4% during the twelve-month period ended as of June 30, 2022, compared to a decrease of 6.5% for the comparable period ended June 30, 2021. During the quarter ended June 30, 2022, the number of unique borrowers in the portfolio increased by 0.2% compared to a decrease of 1.0% during the quarter ended June 30, 2021. As a result of the expanded emphasis on our larger loan offerings, the average gross loan balance increased 20.8% during the twelve-month period ended June 30, 2022, compared to June 30, 2021. As a result of underwriting changes over the past several quarters, the number of new customer loans originated during the quarter declined 27-30% when compared to the most recent pre-pandemic Q1 levels as the increased credit quality requirements resulted in a 28-31% lower book-to-look rate when compared to the same periods.

As of June 30, 2022, the Company had 1,146 open branches. For branches open throughout both periods, same store gross loans increased 38.2% in the twelve-month period ended June 30, 2022, compared to an increase of 16.4% for the twelve-month period ended June 30, 2021. For branches open throughout both periods, the customer base over the twelve-month period ended June 30, 2022, increased 14.6% compared to a decrease of 5.1% for the twelve months ended June 30, 2021.

Three-month financial results

Net income for the first quarter of fiscal 2023 decreased by $24.6 million to an $8.8 million loss from $15.8 million for the same quarter of the prior year. Net income per diluted share decreased to $1.53 loss per share in the first quarter of fiscal 2023 from $2.44 per share for the same quarter of the prior year. Net income was significantly impacted by an increase in the day one provision for credit losses under the accounting standards that is directly related to the growth and the impact of seasonality on the expected loss rates. Net income adjusted for the impact of the change in the allowance for credit losses but including the impact of recognized net credit losses was $6.6 million for the current quarter compared to $20.5 million in the same quarter of the prior year. Adjusted net income per diluted share decreased to $1.15 per share in the first quarter of fiscal 2023 from $3.17 per share for the same quarter of the prior year. We believe this provides additional insight into our operations and profitability in periods of substantial growth and provides additional information regarding the expected loss rates due to credit normalization and seasonality. See further discussion on the current quarter provision and impact of current expected credit loss below.

The Company repurchased 73,643 shares of its common stock on the open market at an aggregate purchase price of approximately $14.3 million during the first quarter of fiscal 2023. This is in addition to repurchase of 589,533 shares in fiscal 2022 at an aggregate purchase price of approximately $111.1 million and the repurchase of 1,129,875 shares in fiscal 2021 at an aggregate purchase price of approximately $102.4 million. The Company had approximately 5.7 million common shares outstanding, excluding approximately 550,000 unvested restricted shares, as of June 30, 2022. As of June 30, 2022, the Company had the ability to repurchase approximately $1.1 million of additional shares under its current share repurchase program and, subject to board approval, could repurchase approximately $14.2 million of shares under the terms of its debt facilities.

Total revenues for the first quarter of fiscal 2023 increased to $157.6 million, a 21.5% increase from $129.7 million for the same quarter of the prior year. This was driven by an increase in average gross earning loans (total gross loans less gross loans 60 days contractually past due and tax advances) of 29.7%. Interest and fee income increased 19.3%, from $109.2 million in the first quarter of fiscal 2022 to $130.2 million in the first quarter of fiscal 2023 due to an increase in loans outstanding. Insurance income increased by 37.2% to $17.0 million in the first quarter of fiscal 2023 compared to $12.4 million in the first quarter of fiscal 2022. The large loan portfolio increased from 46.0% of the overall portfolio as of June 30, 2021, to 53.4% as of June 30, 2022. This resulted in lower interest and fee yields but higher insurance sales in the most recent quarter, given that the sale of insurance products is limited to large loans in several states in which we operate. Other income increased by 28.3% to $10.3 million in the first quarter of fiscal 2022 compared to $8.1 million in the fourth quarter of fiscal 2021. Other income includes a $3.1 million bargain purchase gain during the current quarter.

On April 1, 2020, the Company replaced its incurred loss methodology with a current expected credit loss ("CECL") methodology to accrue for expected losses. This change in accounting methodology requires us to create a larger provision for credit losses on the day we originate the loan compared to the prior methodology. The provision for credit losses increased $55.6 million to $85.8 million from $30.3 million when comparing the first quarter of fiscal 2023 to the first quarter of fiscal 2022. The table below itemizes the key components of the CECL allowance and provision impact during the quarter.

CECL Allowance and Provision (Dollars in millions)	FY 2023	FY 2022	Difference
Beginning Allowance - March 31	$134.2	$91.7	$42.5
Change due to Growth	$10.5	$9.8	$0.7
Change due to Expected Loss Rate on Performing Loans	$16.8	$2.5	$14.3
Change due to 90 day past due	$(5.9)	$(6.2)	$0.3
Ending Allowance - June 30	$155.6	$97.8	$57.8

Net Charge-offs	$64.4	$24.1	$40.3
Provision	$85.8	$30.3	$55.5
Note: The change in allowance for the quarter plus net charge-offs for the quarter equals the provision for the quarter.

The change in the allowance during the quarter was significantly impacted by both growth and changes in expected loss rates on our performing loans. The three most important factors impacting the expected loss rates on performing loans are recent actual loss performance, changes in mix of the portfolio tenure, and a seasonality factor. The seasonality factor had the most significant impact on the expected loss rates during the quarter, resulting in a 14.5% increase in the portfolio expected loss rates or approximately $13.4 million. The table below includes the seasonality factor for each quarter end.

Quarter End	Seasonality Factor
March 31	0.943738
June 30	1.080301
September 30	1.047518
December 31	0.938281

Expected loss rates by tenure bucket also increased due to actual loss rates increasing as credit normalizes. This was offset to some degree by a shift in portfolio mix to more tenured customers.

Net charge-offs for the quarter increased $40.3 million, from $24.1 million in the first quarter of fiscal 2022 to $64.4 million in the first quarter of fiscal 2023. Net charge-offs as a percentage of average net loan receivables on an annualized basis increased from 11.4% in the first quarter of fiscal 2022 to 22.3% in the first quarter of fiscal 2023. Annualized net charge-offs were 18.3% for the first quarter of fiscal 2021. The increase in delinquency and charge-offs were expected due to the increase in new and shorter tenured customers over the last twelve months.

Accounts 61 days or more past due increased to 6.9% on a recency basis at June 30, 2022, compared to 4.0% at June 30, 2021, and 5.7% at June 30, 2020. Total delinquency on a recency basis increased to 11.2% at June 30, 2022, compared to 6.7% at June 30, 2021, and 8.3% at June 30, 2020. Our allowance for credit losses as a percent of net loans receivable was 13.0% at June 30, 2022, compared to 10.9% at June 30, 2021, and 14.2% at June 30, 2020. The increase in delinquency was expected given the increase in new, shorter tenured borrowers in recent quarters.

The table below is updated to use the customer tenure based methodology that aligns with our CECL methodology. After experiencing rapid portfolio growth during fiscal years 2019 and 2020, primarily in new customers, our gross loan balance experienced pandemic related declines in fiscal 2021 before rebounding during fiscal 2022. The tables below illustrate the changes in the portfolio weighting.

Gross Loan Balance By Customer Tenure at Origination
As of	Less Than 2 Years	More Than 2 Years	Total
06/30/2017	$273,887,376	$707,810,306	$981,697,682
06/30/2018	$319,827,964	$742,845,987	$1,062,673,951
06/30/2019	$429,461,205	$793,297,330	$1,222,758,535
06/30/2020	$355,437,073	$712,516,701	$1,067,953,773
06/30/2021	$382,753,073	$840,444,842	$1,223,197,915
06/30/2022	$522,860,576	$1,119,072,168	$1,641,932,744
Year-Over-Year Growth (Decline) in Gross Loan Balance by Customer Tenure at Origination
12 Month Period Ended	Less Than 2 Years	More Than 2 Years	Total
6/30/2017	$4,751,788	$(9,068,937)	$(4,317,149)
6/30/2018	$45,940,588	$35,035,681	$80,976,269
6/30/2019	$109,633,241	$50,451,343	$160,084,584
6/30/2020	$(74,024,133)	$(80,780,629)	$(154,804,762)
6/30/2021	$27,316,000	$127,928,141	$155,244,141
6/30/2022	$140,107,503	$278,627,326	$418,734,829

Portfolio Mix by Customer Tenure at Origination
As of	Less Than 2 Years	More Than 2 Years
6/30/2017	27.9%	72.1%
6/30/2018	30.1%	69.9%
6/30/2019	35.1%	64.9%
6/30/2020	33.3%	66.7%
6/30/2021	31.3%	68.7%
6/30/2022	31.8%	68.2%

While the mix of less than two year customer balances is relatively consistent with June 30, 2021, there has been a significant increase in the shortest tenured customers within this cohort. The 0-5 month customer bucket has increased from 8.5% of the overall portfolio as of June 30, 2021, to 11.9% of the portfolio as of June 30, 2022. The 0-5 month customer is our riskiest customer.

General and administrative (“G&A”) expenses decreased $0.5 million, or 0.7%, to $72.9 million in the first quarter of fiscal 2023 compared to $73.4 million in the same quarter of the prior fiscal year. As a percentage of revenues, G&A expenses decreased from 56.6% during the first quarter of fiscal 2022 to 46.2% during the first quarter of fiscal 2023. G&A expenses per average open branch increased by 3.3% when comparing the first quarter of fiscal 2023 to the first quarter fiscal 2022.

Personnel expense decreased $1.1 million, or 2.3%, during the first quarter of fiscal 2023 as compared to the first quarter of fiscal 2022. Salary expense increased approximately $1.6 million, or 5.6%, in the quarter ended June 30, 2022, compared to the quarter ended June 30, 2021. Our headcount as of June 30, 2022, increased 3.3% compared to June 30, 2021. Benefit expense decreased approximately $0.4 million, or 4.0%, when comparing the quarterly periods ended June 30, 2022 and 2021. Incentive expense decreased $2.1 million, or 17.4%, in the first quarter of fiscal 2023 compared to first quarter of fiscal 2022.

Occupancy and equipment expense decreased $0.4 million, or 2.7%, when comparing the quarterly periods ended June 30, 2022 and 2021. The prior year includes a $0.3 million write down of signage as a result of rebranding our offices in the prior year fourth quarter and we did not have any similar expense this year.

Advertising expense decreased $1.6 million, or 41.3%, in the first quarter of fiscal 2023 compared to the first quarter of fiscal 2022 due to decreased spending on new customer acquisition programs.

Other expense increased $2.6 million, or 30.0%, in the first quarter of fiscal 2023 compared to the fourth quarter of fiscal 2022.

Interest expense for the quarter ended June 30, 2022, increased by $5.7 million, or 103.1%, from the corresponding quarter of the previous year. Interest expense increased due to an increase in average debt outstanding and a 20.0% increase in the effective interest rate from 5.0% to 6.0%. The average debt outstanding increased from $420.2 million to $741.7 million when comparing the quarters ended June 30, 2021 and 2022. The Company’s debt to equity ratio increased to 2.2:1 at June 30, 2022, compared to 1.2:1 at June 30, 2021. As of June 30, 2022, the Company had $777.0 million of debt outstanding, net of unamortized debt issuance costs related to the unsecured senior notes payable.

Other key return ratios for the first quarter of fiscal 2023 included a 2.5% return on average assets and a return on average equity of 7.5% (both on a trailing twelve-month basis).

Non-GAAP financial measures

From time-to-time the Company uses certain financial measures derived on a basis other than generally accepted accounting principles (“GAAP”), primarily by excluding from a comparable GAAP measure certain items the Company does not consider to be representative of its actual operating performance. Such financial measures qualify as “non-GAAP financial measures” as defined in SEC rules. The Company uses these non-GAAP financial measures in operating its business because management believes they are less susceptible to variances in actual operating performance that can result from the excluded items and other infrequent charges. The Company may present these financial measures to investors because management believes they are useful to investors in evaluating the primary factors that drive the Company’s core operating performance and provide greater transparency into the Company’s results of operations. However, items that are excluded and other adjustments and assumptions that are made in calculating these non-GAAP financial measures are significant components to understanding and assessing the Company’s financial performance. Such non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP and are, thus, susceptible to varying calculations, any non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures of other companies.

For purposes of assessing performance, the Company will adjust earnings to remove the impact of the change in the allowance for credit losses but including the impact of recognized net credit losses. The Company believes this measure improves the compatibility of our results to peer companies who use varying methods to determine their allowance for credit losses under the CECL. The measure also normalizes earnings for the impact of growth, seasonality and periods of volatility in expected loss rates.

This measure has limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP earnings or other income statement data prepared in accordance with GAAP. The following table reconciles GAAP net income (loss) to Adjusted net income (loss):

	Three months ended June 30,	Three months ended June 30,
	2022	2021

Income (loss) before income taxes	$(12,252,252)	$20,541,298

Provision for credit losses	85,822,267	30,265,811
Net charge-offs	(64,414,450)	(24,135,468)
Adjusted income before income taxes	9,155,565	26,671,641
Income taxes at actual rate	2,577,555	6,194,169
Adjusted net income	$6,578,010	$20,477,472

Weighted average dilutive shares outstanding	5,740,835	6,455,753

Adjusted net income per common share, diluted	$1.15	$3.17

About World Acceptance Corporation (World Finance)

Founded in 1962, World Acceptance Corporation (NASDAQ: WRLD), is a people-focused finance company that provides personal installment loan solutions and personal tax preparation and filing services to over one million customers each year. Headquartered in Greenville, South Carolina, the Company operates more than 1,100 community-based World Finance branches across 16 states. The Company primarily serves a segment of the population that does not have ready access to credit; however, unlike many other lenders in this segment, we strive to work with our customers to understand their broader financial pictures, ensure they have the ability and stability to make payments, and help them achieve their financial goals. For more information, visit www.loansbyworld.com.

First quarter conference call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern Time today. A simulcast of the conference call will be available on the Internet at https://event.choruscall.com/mediaframe/webcast.html?webcastid=DC1YNN8t. The call will be available for replay on the Internet for approximately 30 days.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends that have occurred after quarter end. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Cautionary Note Regarding Forward-looking Information

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, that represent the Company’s current expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by words such as “anticipate,” “estimate,” intend,” “plan,” “expect,” “project,” “believe,” “may,” “will,” “should,” “would,” “could,” “probable” and any variation of the foregoing and similar expressions are forward-looking statements. Such forward-looking statements are inherently subject to risks and uncertainties. The Company’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following: the ongoing impact of the COVID-19 pandemic and the mitigation efforts by governments and related effects on our financial condition, business operations and liquidity, our customers, our employees, and the overall economy; recently enacted, proposed or future legislation and the manner in which it is implemented; changes in the U.S. tax code; the nature and scope of regulatory authority, particularly discretionary authority, that may be exercised by regulators, including, but not limited to, U.S. Consumer Financial Protection Bureau, and individual state regulators having jurisdiction over the Company; the unpredictable nature of regulatory proceedings and litigation; employee misconduct or misconduct by third parties; uncertainties associated with management turnover and the effective succession of senior management; media and public characterization of consumer installment loans; labor unrest; the impact of changes in accounting rules and regulations, or their interpretation or application, which could materially and adversely affect the Company’s reported consolidated financial statements or necessitate material delays or changes in the issuance of the Company’s audited consolidated financial statements; the Company's assessment of its internal control over financial reporting; changes in interest rates; the impact of inflation; risks relating to the acquisition or sale of assets or businesses or other strategic initiatives, including increased loan delinquencies or net charge-offs, the loss of key personnel, integration or migration issues, the failure to achieve anticipated synergies, increased costs of servicing, incomplete records, and retention of customers; risks inherent in making loans, including repayment risks and value of collateral; cybersecurity threats, including the potential misappropriation of assets or sensitive information, corruption of data or operational disruption; our dependence on debt and the potential impact of limitations in the Company’s amended revolving credit facility or other impacts on the Company's ability to borrow money on favorable terms, or at all; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquency and charge-offs); the impact of extreme weather events and natural disasters; changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company).

These and other factors are discussed in greater detail in Part I, Item 1A, “Risk Factors” in the Company’s most recent annual report on Form 10-K for the fiscal year ended March 31, 2022, as filed with the SEC and the Company’s other reports filed with, or furnished to, the SEC from time to time. World Acceptance Corporation does not undertake any obligation to update any forward-looking statements it makes. The Company is also not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands, except per share amounts)
	Three months ended June 30,
	2022	2021
Revenues:
Interest and fee income	$130,205	$109,175
Insurance income, net and other income	27,389	20,484
Total revenues	157,594	129,659

Expenses:
Provision for credit losses	85,822	30,266
General and administrative expenses:
Personnel	45,178	46,232
Occupancy and equipment	13,235	13,607
Advertising	2,208	3,760
Amortization of intangible assets	1,132	1,215
Other	11,097	8,537
Total general and administrative expenses	72,850	73,351

Interest expense	11,174	5,501
Total expenses	169,846	109,118

Income (loss) before income taxes	(12,252)	20,541

Income taxes	(3,449)	4,770

Net income (loss)	$(8,803)	$15,771

Net income (loss) per common share, diluted	$(1.53)	$2.44

Weighted average diluted shares outstanding	5,741	6,456

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands)

	June 30, 2022	March 31, 2022	June 30, 2021
ASSETS
Cash and cash equivalents	$13,303	$19,236	$8,387
Gross loans receivable	1,641,798	1,522,789	1,223,139
Less:
Unearned interest, insurance and fees	(447,290)	(403,031)	(322,754)
Allowance for credit losses	(155,651)	(134,243)	(97,853)
Loans receivable, net	1,038,857	985,515	802,532
Operating lease right-of-use assets, net	86,224	85,631	87,951
Finance lease right-of-use assets, net	505	608	912
Property and equipment, net	24,164	24,476	25,391
Deferred income taxes, net	45,579	39,801	28,782
Other assets, net	44,231	35,902	38,867
Goodwill	7,371	7,371	7,371
Intangible assets, net	18,839	19,756	22,340
Assets held for sale	—	—	1,144
Total assets	$1,279,073	$1,218,296	$1,023,677

LIABILITIES & SHAREHOLDERS' EQUITY
Liabilities:
Senior notes payable	$481,393	$396,973	$467,700
Senior unsecured notes payable, net	295,645	295,394	—
Income taxes payable	6,632	7,384	12,407
Operating lease liability	88,304	87,399	89,441
Finance lease liability	46	80	431
Accounts payable and accrued expenses	52,926	58,042	48,227
Total liabilities	924,946	845,272	618,206

Shareholders' equity	354,127	373,024	405,471
Total liabilities and shareholders' equity	$1,279,073	$1,218,296	$1,023,677

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED STATISTICS
(unaudited and in thousands, except percentages and branches)
	Three months ended June 30,
	2022		2021

Gross loans receivable	$1,641,798		$1,223,139
Average gross loans receivable (1)	1,575,548		1,144,425
Net loans receivable (2)	1,194,508		900,385
Average net loans receivable (3)	1,152,981		849,175

Expenses as a percentage of total revenue:
Provision for credit losses	54.5%		23.3%
General and administrative	46.2%		56.6%
Interest expense	7.1%		4.2%
Operating income (loss) as a % of total revenue (4)	(0.7	) %	20.1%

Loan volume (5)	932,379		754,209

Net charge-offs as percent of average net loans receivable on an annualized basis	22.3%		11.4%

Return on average assets (trailing 12 months)	2.5%		9.1%

Return on average equity (trailing 12 months)	7.5%		23.0%

Branches opened or acquired (merged or closed), net	(21)		—

Branches open (at period end)	1,146		1,205

_______________________________________________________

(1) Average gross loans receivable have been determined by averaging month-end gross loans receivable over the indicated period, excluding tax advances.
(2) Net loans receivable is defined as gross loans receivable less unearned interest and deferred fees.
(3) Average net loans receivable have been determined by averaging month-end gross loans receivable less unearned interest and deferred fees over the indicated period, excluding tax advances.
(4) Operating income is computed as total revenues less provision for credit losses and general and administrative expenses.
(5) Loan volume includes all loan balances originated by the Company. It does not include loans purchased through acquisitions.

Contacts

John L. Calmes, Jr.
Chief Financial and Strategy Officer
(864) 298-9800